Exhibit 99.1

Saga Communications, Inc. Enters into an Agreement to Sell its Television Stations in Joplin, MO and Victoria, TX to Morgan Murphy Media and Enters into an Agreement to Acquire 4 FM and 1 AM Radio Stations Serving the Charleston, SC Radio Market and 3 FM Radio Stations Serving the Hilton Head and Beaufort, SC Radio Markets from Apex Media Corporation

GROSSE POINTE FARMS, Mich., May 10, 2017 /PRNewswire/ -- Saga Communications, Inc. (NYSE MKT -SGA) announced today that it has entered into an agreement with Evening Telegram Company d/b/a Morgan Murphy Media to sell the Company's television stations in the Joplin, MO – Pittsburg, KS and the Victoria, TX television markets for an aggregate purchase price of approximately $66.6 million. The Company also assigned to SagamoreHill Midwest, LLC its options to acquire the assets owned by Surtsey Media, LLC and used in the operation of KVCT in the Victoria, TX market and KFJX in the Pittsburg, KS market.

Edward K. Christian, President and Chief Executive Officer of the Company said, "We've had the great pleasure of owning KOAM in Joplin since 1994 and KAVU in Victoria since 1999. It has been a great experience for us to serve both communities with terrific television stations that focused heavily on the local markets. We made a very difficult decision that with all the changes taking place in the television industry that it was time for us to return to our roots in radio."

The Company also announced the purchase the assets of WCKN(FM), WMXZ(FM), WXST(FM), WAVF(FM), WSPO(AM), W261DG and W257BQ, serving the Charleston, SC radio market, and WVSC(FM), WLHH(FM), WALI(FM), W256CB and W293BZ, serving the Hilton Head and Beaufort, SC radio markets, from Apex Media Corporation for $23.0 million.

Edward K. Christian, President and Chief Executive Officer of the Company, said, "The Charleston stations are heritage radio stations that are very tightly focused on serving their local communities. Southern Living Magazine named Charleston the South's Best City. The Hilton Head/Beaufort stations serve a regional market that will give us very strong development opportunities. Southern Living Magazine named Beaufort the South's Best Small Town. We look forward to working with the existing staff to continue to serve these growing communities with great radio stations. Saga intends to continue building its business in radio by continuing to identify and acquire middle market stations."

Saga expects to close both transactions, subject to the approval of the Federal Communications Commission, in September, 2017.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 26 markets, including 68 FM and 32 AM radio stations, 4 television stations and 5 low-power television stations. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "believes," "expects," "anticipates," "guidance" and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga's ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga's business, are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio and television broadcast industry in general, as well as Saga's actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.

CONTACT: Samuel D. Bush, 313/886-7070